FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2007

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	0-22613	93-0797222
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

One S.W. Columbia, Suite 1105

Portland, OR 97258

(Address of principal executive offices)

(503) 227-0554

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2007, Denis R. Burger, Ph.D. notified AVI BioPharma, Inc. (the “Company”) of his resignation as Chairman, Chief Executive Officer, and Board Member.  A copy of the press release dated March 28, 2007 announcing Dr. Burger’s decision is filed as an exhibit to this current report on Form 8-K.

Following Dr. Burger’s resignation, the Board of Directors elected Jack L. Bowman as Chairman of the Board and K. Michael Forrest as Interim Chief Executive Officer, until a permanent Chief Executive Officer is appointed.

Mr. Bowman, 74, is the Board’s Lead Director and has served as a director of the Company since March 2004.  Mr. Bowman has more than 40 years of experience in the biopharmaceutical industry, having served as company group chairman of Johnson & Johnson, with global responsibility for most of that company’s pharmaceutical and diagnostic businesses, executive vice president of American Cyanamid’s global pharmaceutical, medical device and consumer products businesses, president of Lederle Laboratories and executive vice president of Ciba-Geigy’s pharmaceutical business in the United States.  Mr. Bowman previously served as the chairman and chief executive officer of NeoRx Corporation, a Seattle-based biotechnology company.  He currently serves on the board of Celgene Corporation as its lead independent director.

Mr. Forrest, 63, has served as a director of the Company since March 2005. Mr. Forrest has more than 35 years of biotech and large pharmaceutical experience in top management, research oversight, clinical and product development, strategic planning, mergers and acquisitions, business development, and marketing and sales positions in US and international markets.  Mr. Forrest is currently chairman of Apex Bioventures, LLC, a private investment and consulting company focusing on emerging companies in the healthcare sector.  Mr. Forrest served as the president, chief executive officer, and a director of Cellegy Pharmaceuticals, Inc., a biopharmaceutical company, from December 1996 to January 2005.  He currently serves as a director of INEX Pharmaceuticals, a public company developing anti-cancer and other products using siRNA and immunostimulatory oligoneucleotides.

On March 27, 2007, after consideration of presentations and recommendations of management and the Compensation Committee and such other matters and information as deemed appropriate, the Board of Directors of the Company accepted and ratified the conclusions and recommendations of the Company’s Compensation Committee (the “Committee”) with respect to the following actions:

Fiscal 2007 Base Salaries. The base salary levels, effective March 27, 2007, of the following named executive officers of the Company were amended as follows:

Name	Title	2007 Base Salary	2006 Base Salary
Alan P. Timmins	President and Chief Operating Officer	$310,000		$300,000

K. Michael Forrest	Interim Chief Executive Officer	$385,000	$	N/A

2007 Cash Bonus. The following bonus for the following named executive officer of the Company was approved as follows:

Name	Title	Proposed 2007 Bonus
Alan P. Timmins	President and Chief Operating Officer	$110,000

Stock Option Awards. Incentive stock options for the purchase of the Company’s common stock were granted to the following named executive officers of the Company, pursuant to the Company’s 2002 Equity Incentive Plan (the “2002 Plan”) as follows:

Name	Title	Shares Subject to Option Grant
Alan P. Timmins	President and Chief Operating Officer	150,000

K. Michael Forrest	Interim Chief Executive Officer	300,000

The stock options granted to Mr. Timmins become exercisable starting twelve months after the grant date, with one-third of the options becoming exercisable at that time and an additional one-third of the options becoming exercisable on the second and third anniversary dates of the option grant, respectively.  The stock options granted to Mr. Forrest become exercisable starting one month after the grant date, with one-twelfth of the options becoming exercisable at that time and an additional one-twelfth of the options becoming exercisable each month thereafter.

The options are subject to the terms of the 2002 Plan and the individual award agreements.  The exercise price per share of the shares subject to the option grants is $2.45, the reported closing price on the Nasdaq Stock Market on March 27, 2007 (the grant date).

Item 7.01  Regulation FD Disclosure

The information set forth above is incorporated by reference herein.

Item 8.01  Other Events

The information set forth above is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

99.1 Press Release issued by AVI BioPharma, Inc., dated March 28, 2007.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on March 30, 2007.

AVI BioPharma, Inc.

By:	/s/ ALAN P. TIMMINS

Alan P. Timmins
President and Chief Operating Officer (Principal Operating Officer)

EXHIBIT INDEX

99.1	Press Release issued by AVI BioPharma, Inc., dated March 28, 2007.